Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-4 of Enbridge Inc. of our report dated February 15, 2018 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Spectra Energy Partners, LP, which appears in Spectra Energy Partners, LP’s Annual Report on Form 10-K for the year ended December 31, 2017. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

November 7, 2018